December 2015

Pricing Sheet dated December 21, 2015 relating to

Preliminary Terms No. 525 dated December 14, 2015

Registration Statement No. 333-199966

Filed pursuant to Rule 433

Structured Investments

Opportunities in International Equities

Trigger PLUS Based on the Value of the JPX-Nikkei Index 400 due July 12, 2017

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS — December 21, 2015
Issuer:		JPMorgan Chase & Co.
Underlying index:		JPX-Nikkei Index 400
Aggregate principal amount:		$7,157,500
Payment at maturity:		If the final index value is greater than the initial index value, for each $10 stated principal amount Trigger PLUS,
$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, for each $10 stated principal amount Trigger PLUS,

$10
If the final index value is less than the trigger level, for each $10 stated principal amount Trigger PLUS,
$10 × index performance factor
This amount will be less than the stated principal amount of $10 per Trigger PLUS and will represent a loss of more than 10%, and possibly all, of your investment.
Leveraged upside payment:		$10 × leverage factor × index percent increase
Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		The closing level of the underlying index on the pricing date, which was 13,795.82
Final index value:		The closing level of the underlying index on the valuation date
Trigger level:		12,416.238, which is equal to 90% of the initial index value
Leverage factor:		200%
Index performance factor:		final index value / initial index value
Maximum payment at maturity:		$11.70 (117.00% of the stated principal amount) per Trigger PLUS.
Stated principal amount:		$10 per Trigger PLUS
Issue price:		$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:		December 21, 2015
Original issue date (settlement date):		December 24, 2015
Valuation date:		July 7, 2017, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement no. 4a-I
Maturity date:		July 12, 2017, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I
CUSIP / ISIN:		48128A780 / US48128A7809
Listing:		The Trigger PLUS will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per Trigger PLUS	$10.00	$0.20(2)	$9.75
$0.05(3)
Total	$7,157,500.00	$178,937.50	$6,978,562.50
(1)	See “Additional Information about the Trigger PLUS — Supplemental use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the Trigger PLUS.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.20 per $10 stated principal amount Trigger PLUS it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount Trigger PLUS

The estimated value of the Trigger PLUS on the pricing date as determined by JPMS was $9.631 per $10 stated principal amount Trigger PLUS. See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in the accompanying preliminary terms for additional information.

The Trigger PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement no. 4a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Trigger PLUS” in the accompanying preliminary terms.

Preliminary terms no. 525 dated December 14, 2015: http://www.sec.gov/Archives/edgar/data/19617/000114036115044377/formfwp.htm

Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.